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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-96327

                                 SUPPLEMENT TO
                           -------------------------

                              PROXY STATEMENT FOR
                     AIRONET WIRELESS COMMUNICATIONS, INC.
                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 14, 2000
                           -------------------------

                                 PROSPECTUS OF
                              CISCO SYSTEMS, INC.
                                  COMMON STOCK
                           -------------------------

     This is a supplement to the proxy statement/prospectus dated February 7, 2000 relating to the proposed acquisition of Aironet Wireless Communications, Inc. by Cisco Systems, Inc. pursuant to the agreement and plan of merger and reorganization by and among Cisco Systems, Inc., Osprey Acquisition Corporation and Aironet Wireless Communications, Inc.

CISCO SYSTEMS 2-FOR-1 STOCK SPLIT

     On February 8, 2000, Cisco declared a 2-for-1 stock split of its common stock payable on March 22, 2000 to each holder of record of its common stock on February 22, 2000. Neither the description of the exchange ratio, nor any of the Cisco share or per share information contained in the proxy statement/prospectus has been adjusted to reflect this declared stock split.

     Assuming completion of the merger, we expect that the shares of Cisco stock you receive in exchange for your Aironet stock will be issued to you following the effective date of the stock split. The shares of Cisco common stock you receive upon the exchange of your Aironet stock certificates for Cisco stock certificates following the merger will be proportionately adjusted for the stock split. Therefore, rather than 0.63734 shares of Cisco common stock, after giving effect to Cisco's 2-for-1 stock split, you will receive 1.27468 shares of Cisco common stock for each share of Aironet stock held by you. Please see "The Merger and Related Transactions -- Structure of the Merger and Conversion of Aironet Common Stock" and "-- Exchange of Aironet Stock Certificates for Cisco Stock Certificates" in the proxy statement/prospectus for more information regarding the exchange of your Aironet stock certificates and adjustments to the shares you would receive. Assuming completion of the merger, on March 22, 2000, each outstanding option to purchase shares of Aironet common stock issued under Aironet's 1999 Stock Option Plan for Non-Employee Directors, Amended and Restated 1996 Stock Option Plan and 1999 Omnibus Stock Incentive Plan, and any outstanding warrants or other convertible securities entitling the holder to acquire shares of Aironet stock, also will be proportionately adjusted to give effect to Cisco's 2-for-1 stock split.
                           -------------------------

The date of this proxy statement/prospectus supplement is February 9, 2000, and it was first
              mailed to Aironet stockholders on February 9, 2000.